UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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PEABODY ENERGY CORPORATION

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FOR IMMEDIATE RELEASE

April 17, 2020

PEABODY ANNOUNCES CHANGE TO VIRTUAL ANNUAL MEETING FORMAT ON MAY 7, 2020

ST. LOUIS, April 17 – Peabody announced today that is has changed the format of its upcoming annual meeting of stockholders being held on May 7, 2020 at 9 a.m. (CDT) to a virtual meeting only. Stockholders may attend and participate in the meeting online via live audio webcast, but will not be able to attend the meeting in person.

The move to a solely virtual meeting format is to protect the health and safety of the meeting participants during the COVID-19 pandemic, consistent with Peabody’s commitment to health and safety as a way of life. Peabody intends to resume an in-person annual meeting in 2021 as the health and safety situation improves.

As described in the previously distributed proxy materials for the annual meeting, individuals are entitled to participate in the annual meeting if they were a shareholder as of the close of business on March 12, 2020, the record date, or hold a legal proxy for the meeting provided by their bank, broker, or nominee. Shareholders can participate in the annual meeting at http://www.virtualshareholdermeeting.com/BTU2020 by entering the control number found on the proxy card. Further details on how to participate in the virtual meeting are available on proxyvote.com.

Shareholders can continue to vote in advance of the meeting or during the meeting. Voting of shares can be completed in advance via the toll-free number, by visiting the internet site provided in the proxy materials or by mailing in a signed and dated proxy card.

Peabody is the leading global pure-play coal company and a member of the Fortune 500, serving power and steel customers in more than 25 countries on six continents. The company offers significant scale, high-quality assets, and diversity in geography and products. Peabody is guided by seven core values: safety, customer focus, leadership, people, excellence, integrity and sustainability. For further information, visit www.PeabodyEnergy.com.

Contact:

Peabody

314.342.7900